UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 23, 2007

Neoware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21240	23-2705700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania	19406
(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 23, 2007, Neoware, Inc., a Delaware corporation (“Neoware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Neoware, Hewlett-Packard Company, a Delaware corporation (“HP”), and Narwhal Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of HP (“Merger Sub”), pursuant to which Merger Sub will merge with and into Neoware, with Neoware as the surviving corporation (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Neoware common stock, par value $0.001 per share (the “Shares”), other than any Shares owned by Neoware, HP, any direct or indirect wholly-owned subsidiary of Neoware or HP or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and will be automatically converted into the right to receive $16.25 in cash, without interest.

Completion of the Merger is subject to customary closing conditions, including, among others, (i) approval by Neoware’s stockholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period and (iii) the absence of any government proceeding that seeks to restrain or prohibit the merger or that seeks to prohibit or impose limitations on ownership or operation on any portion of HP or Neoware.

The Merger Agreement provides for a post-signing “go-shop” period which shall permit Neoware to solicit certain competing acquisition proposals for 20 business days, concluding at 12:01 am, New York City time, on August 18, 2007.

The Merger Agreement contains certain termination rights for both Neoware and HP. Both Neoware and HP have the right to terminate the Merger Agreement if the Merger has not been consummated within six months of the date of the Merger Agreement; however, if the Merger has not been consummated within six months due to failure to obtain antitrust clearance, then Neoware and HP each have the option of unilaterally extending the Merger Agreement for an additional three month period. Neoware may terminate the Merger Agreement if it accepts a superior offer prior to stockholder approval of the merger, provided specified conditions are met. The Merger Agreement provides for other customary termination events including mutual consent, final injunction and material breach of representation and warranty that cannot be cured within thirty days through the exercise of commercially reasonable efforts. Upon termination under specified circumstances, Neoware would be required to pay HP a termination fee of $10,000,000.

The Board of Directors of Neoware (the “Board”) unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger were advisable, fair to and in the best interest of Neoware’s stockholders. Lehman Brothers Inc. served as financial advisor to the Board and rendered a fairness opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by Neoware’s stockholders in the Merger.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference. A press release, issued on July 23, 2007, announcing the Merger Agreement, is attached as Exhibit 99.1 hereto and is incorporated by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 23, 2007, by and among Neoware, Inc., Hewlett-Packard Company and Narwhal Acquisition Corporation.

99.1	Press release, dated July 23, 2007, jointly issued by Hewlett-Packard Company and Neoware, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

NEOWARE, INC.

Dated: July 23, 2007	By:	/S/ Keith D. Schneck
Keith D. Schneck, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 23, 2007, by and among Neoware, Inc., Hewlett-Packard Company and Narwhal Acquisition Corporation.

99.1	Press release, dated July 23, 2007, jointly issued by Hewlett-Packard Company and Neoware, Inc.